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                                                                    EXHIBIT 10.3

                          SOMAXON PHARMACEUTICALS, INC.

                          DIRECTOR COMPENSATION POLICY

      Non-employee members of the board of directors (the "BOARD") of Somaxon Pharmaceuticals, Inc. (the "COMPANY") shall be eligible to receive cash and equity compensation commencing on the first date upon which the Company is subject to the reporting requirements of Section 13 or 15(d)(2) of the Exchange Act (the "PUBLIC TRADING DATE") as set forth in this Director Compensation Policy. The cash compensation and option grants described in this Director Compensation Policy shall be paid or be made, as applicable, automatically and without further action of the Board, to each member of the Board who is not an employee of the Company or any parent or subsidiary of the Company (each, an "INDEPENDENT DIRECTOR") who may be eligible to receive such cash compensation or options, unless such Independent Director declines the receipt of such cash compensation or options by written notice to the Company. This Director Compensation Policy shall remain in effect until it is revised or rescinded by further action of the Board. All share numbers set forth in this policy give effect to the reverse stock split to be implemented by the Company in connection with its initial public offering.

      1. Cash Compensation.

         (a) Quarterly Retainer. Each Independent Director shall be eligible to receive a quarterly retainer of $5,000, or $20,000 per year, for service on the Board. In addition, an Independent Director serving as Chairman of the Board shall be eligible to receive an additional quarterly retainer of $15,000, or $60,000 per year, for service as Chairman of the Board.

         (b) Meeting Stipends. Each Independent Director shall be eligible to receive a $1,500 stipend for each Board meeting attended in person and $750 for each Board meeting attended by telephone. In addition, each Independent Director who serves on a committee of the Board shall be eligible for an additional stipend of $1,000 for each committee meeting attended in person and $500 for each committee meeting attended by telephone.

      2. Equity Compensation. The options described below shall be granted under and shall be subject to the terms and provisions of the Company's 2005 Equity Incentive Award Plan (the "2005 PLAN") and shall be granted subject to the execution and delivery of option agreements, including attached exhibits, in substantially the same forms previously approved by the Board, setting forth the vesting schedule applicable to such options and such other terms as may be required by the 2005 Plan.

         (a) Initial Options. A person who is an Independent Director as of the Public Trading Date shall be eligible to receive a non-qualified stock option to purchase 35,000 shares of common stock (subject to adjustment as provided in the 2005 Plan) on the Public Trading Date, and (ii) a person who is initially elected or appointed to the Board following the Public Trading Date, and who is an Independent Director at the time of such initial election or appointment, shall be eligible to receive a non-qualified stock option to purchase 35,000 shares of common stock (subject to adjustment as provided in the 2005 Plan) on the date of such initial election or appointment (each, an "INITIAL OPTION").

         (b) Subsequent Options. A person who is an Independent Director automatically shall be eligible to receive a non-qualified stock option to purchase 15,000 shares of common stock (subject to adjustment as provided in the 2005 Plan) on the date of each annual meeting of the Company's stockholders after the Public Trading Date. An Independent Director elected for the first time to the Board at an annual meeting of stockholders shall only receive an Initial Option in connection with such election, and shall not receive a Subsequent Option on the date of such meeting as well.

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         (c) Chairman of the Board. On the date of each annual meeting of the
Company's stockholders after the Public Trading Date, an Independent Director serving as Chairman of the Board shall be eligible to receive an additional non-qualified stock option to purchase 15,000 shares of common stock (subject to adjustment as provided in the 2005 Plan).

         (d) Committee Chairmen. On the date of each annual meeting of the Company's stockholders after the Public Trading Date, (i) the chairman of the Audit Committee shall be eligible to receive an additional non-qualified stock option to purchase 5,000 shares of common stock (subject to adjustment as provided in the 2005 Plan), (ii) the chairman of the Compensation Committee shall be eligible to receive an additional non-qualified stock option to purchase 2,500 shares of common stock (subject to adjustment as provided in the 2005 Plan), and (iii) the chairman of the Corporate Governance Committee shall be eligible to receive an additional non-qualified stock option to purchase 2,500 shares of common stock (subject to adjustment as provided in the 2005
Plan). The option grants described in clauses 2(b), 2(c) and 2(d) shall be referred to as "SUBSEQUENT OPTIONS."

         (e) Termination of Employment of Employee Directors. Members of the Board who are employees of the Company or any parent or subsidiary of the Company who subsequently terminate their employment with the Company and any parent or subsidiary of the Company and remain on the Board will not receive an Initial Option grant pursuant to clause 2(a) above, but to the extent that they are otherwise eligible, will be eligible to receive, after termination from employment with the Company and any parent or subsidiary of the Company, Subsequent Options as described in clauses 2(b), 2(c) and 2(d) above.

         (f) Terms of Options Granted to Independent Directors.

            (i) Exercise Price. The per share exercise price of each option granted to an Independent Director shall equal 100% of the Fair Market Value (as defined in the 2005 Plan) of a share of common stock on the date the option is granted; provided, however, that the per share exercise price of each option granted to an Independent Director on the Public Trading Date shall equal the initial public offering price per share.

            (ii) Vesting. Initial Options granted to Independent Directors shall become exercisable in thirty-six equal monthly installments of 1/36 of the shares subject to such option on the first day of each calendar month following the date of the Initial Option grant, such that each Initial Option shall be 100% vested on the first day of the 36th month following the date of grant, subject to the director's continuing service on the Board through such dates. Subsequent Options granted to Independent Directors shall become vested in twelve equal monthly installments of 1/12 of the shares subject to such option on the first day of each calendar month following the date of the Subsequent Option Grant, subject to a director's continuing service on the Board through such dates (and, with respect to additional grants to the Chairman of the Board or chairmen of Board committees for their service in such roles, service as Chairman of the Board or chairman of such committee, as applicable, through such dates). The term of each option granted to an Independent Director shall be ten years from the date the option is granted. No portion of an option which is unexercisable at the time of an Independent Director's termination of membership on the Board shall thereafter become exercisable.

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